Exhibit (d)(1)(S)

                                 31 The Birches
                         Roslyn Estates, New York 11576

                                                               December __, 2000

Kanders & Company, Inc.
Two Soundview Drive
Greenwich, CT  06830

Greg Nelson
3664 Maria Lane
Carlsbad, CA 92008

         Re: The Langer Biomechanics Group, Inc.; Best Efforts Agreement

Dear Sirs:

      The following will confirm our agreement relating to the matters referred to herein.

      1. The undersigned OrthoStrategies, Inc. ("OS") and OrthoStrategies Acquisition Corp. ("Purchaser") propose to enter into a Tender Offer Agreement (the "Tender Offer Agreement") with The Langer Biomechanics Group, Inc. ("Langer") pursuant to which the Purchaser will offer to purchase approximately 75% of the issued and outstanding shares of Common Stock of Langer (the "Target Shares").

      2. Pursuant to a letter agreement of even date herewith (the "Funding Agreement"), Kanders & Co. ("Kanders & Co."), Andrew Meyers ("Andrew Meyers"), and Greg Nelson ("Greg Nelson" ) and, together with Kanders & Co. and Andrew Meyers, the "Participants") have agreed to fund the obligation of the Purchaser to purchase the Target Shares in the funding amounts set forth therein in exchange for receipt of the Target Shares in proportion to such funding amounts.

      3. In order to induce Kanders & Co. to enter into the Funding Agreement and to proceed with the purchase of the Target Shares, immediately following the consummation of the purchase of the Target Shares each of Greg Nelson, Andrew Meyers, OS, and the Purchaser agrees, in his/its capacity as a direct or indirect shareholder of Langer, to take all necessary actions, and to use his/its respective best efforts to cause Langer to take all necessary actions, in order that Langer shall:

            a) Execute and deliver a consulting agreement (the "Consulting Agreement") between Langer and Kanders & Co., in a form acceptable to Kanders & Co., pursuant to which Kanders & Co. will provide general investment banking and financial advisory services to Langer for a term of three years in exchange for consideration of $100,000 per year;

            b) Pursuant to the Consulting Agreement, execute and deliver an indemnification agreement between Langer and Kanders & Co., in a form acceptable to Kanders & Co., pursuant to which Langer will indemnify Kanders & Co. and Warren Kanders to the fullest extent authorized by law, against any and all losses and expenses (including all interest, assessments and other charges paid or payable in connection therewith) incurred in connection with Kanders & Co's provision of consulting services to Langer;

            c) Pursuant to the Consulting Agreement, issue to Kanders & Co. an option to purchase 100,000 shares of Common Stock at an exercise price of $1.525 per share (the "Option");

            d) Execute and deliver a registration rights agreement between Langer and Kanders & Co., in a form acceptable to Kanders & Co., pursuant to which Langer will seek to register under the Securities Act of 1933, as amended, shares of Common Stock acquired by Kanders & Co. in connection with the Tender Offer Agreement and/or the Option;

            e)    Issue  to  non-management   directors  of  Langer  options  to
                  purchase up to 30,000 shares of Common Stock at an exercise price of $1.525 per share; and

            f) Cause (i) Burtt R. Ehrlich to be elected a director and Non-Executive Chairman of Langer and to be paid annual compensation of $10,000, payable quarterly in equal portions and (ii) Greg Nelson, Arthur Goldstein, Andrew Meyers, and Jonathon Foster to be elected as directors of Langer.

      4. In order to induce OS and the Purchaser to enter into the Tender Offer Agreement and to proceed with the purchase of the Target Shares and to induce Andrew Meyers to enter into the Funding Agreement, each of Kanders & Co. and Greg Nelson agrees, immediately upon the consummation of the purchase of the Target Shares in his/its capacity as a direct or indirect shareholder of Langer, to take all necessary actions, and to use his/its respective best efforts to cause Langer to take all necessary actions, in order that Langer shall execute and deliver an Employment Agreement between Langer and Andrew Meyers, substantially in the form annexed hereto, pursuant to which Andrew Meyers shall serve as President and Chief Executive Officer of Langer for a three year term.

      5. The parties hereto jointly and severally agree, immediately upon the consummation of the purchase of the Target Shares in their respective capacities as direct or indirect shareholders of Langer, to take all necessary actions, and to use their respective best efforts to cause Langer to take all necessary actions, in order that Langer shall execute and deliver separate indemnification agreements between Langer and Meyers in a form acceptable to Meyers and between Langer and each of the persons identified in paragraph 3(f) hereof pursuant to which Langer will indemnify Meyers and said other persons to the fullest extent authorized by law, against any and all losses and expenses (including all interest, assessments and other


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

charges paid or payable in connection therewith) incurred in connection with the service of Meyers and each such other person as an officer and/or director of Langer and its subsidiaries and affiliates.

      6. The parties agree that the term "fees and expenses" as used in paragraph 3 of the Funding Agreement and herein, means the aggregate amount of any professional, legal, accounting, printing, advertising, depository/transfer agent, solicitation agent, filing fees and other expenses incurred in connection with the preparation, execution, and delivery of the Tender Offer Agreement, the Option, the Registration Rights Agreement, the Funding Agreement, and any other agreements or documents entered into, and any other actions taken, in connection therewith. Schedule A hereto sets forth an estimate of the aggregate amount of such Expenses.

      7. Notwithstanding anything else contained herein, the Tender Offer Agreement, the letter among the parties captioned "Commitment to Fund" of even date herewith ("Funding Agreement"), or any other agreement or understanding among any of the parties hereto, if in the reasonable opinion of any of the Participants, either of the Purchaser or OS shall have the right to terminate the Tender Offer Agreement pursuant to any of Sections XA(i), (ii), (iii), or
(vi) of the Tender Offer Agreement, any of the Participants, on behalf of itself and any of its designees pursuant to Section XI.E. of the Tender Offer Agreement (collectively "Withdrawing Party") may, without liability or further obligation, decline to provide funds for the purchase of the Target Shares and decline to purchase Shares ("Withdrawal"); provided, however, that

      (a) if the Purchaser thereafter declines to close under the Tender Offer Agreement, each of the parties shall have a continuing obligation to fund a portion of the Purchaser's, OS's and Kanders & Co.'s Expenses in the same proportion as his/its "Aggregate Share Entitlement" (as defined in the Funding Agreement); and

      (b) if the Purchaser nevertheless proceeds to a Closing under the Tender Offer Agreement despite a party's Withdrawal, and the Withdrawing Party does not in fact purchase Shares, such Withdrawing Party shall not have any obligation to contribute to the fees and expenses which would otherwise be required to be paid by such Withdrawing Party pursuant to the Funding Agreement.

      8. Notwithstanding anything to the contrary in any other document executed by the parties, if the Purchaser in unable to close under the Tender Offer Agreement because any party ("Non-Funding Party") has failed to fund his or its full commitment under the Funding Agreement (there having been no other act or occurrence which excuses the Purchaser's obligation to close pursuant to the Tender Offer Agreement) then the Non-Funding party shall be responsible for the payment of all of the Expenses of OS, the Purchaser and Kanders & Co., and the entire amount of the payment required to be made by Andrew Meyers to Langer pursuant to a letter agreement between Andrew Meyers and Langer captioned "Transaction Expenses Pursuant to Section X(B)(iii) of Tender Offer Agreement" of even date herewith.

      9. This letter agreement shall be shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof). The parties agree that all actions and proceedings arising in connection with this letter agreement shall be tried and litigated only in the federal and state courts located in the


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

County of New York, State of New York. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

      10. Any provision of this letter agreement may be amended or waived, if such amendment or waiver is in writing and signed by each of the parties hereto. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for herein shall be cumulative and not exclusive of any rights or remedies provided by law.

      11. All notices, requests, consents, and other communications hereunder shall be provided to the addresses set forth herein.

      12. The parties agree that if any term or provision of this Agreement contravenes or is invalid under applicable law, this letter agreement shall be construed as if it did not contain such term or provision.


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

      Please indicate your agreement with the foregoing by executing and returning to the undersigned a copy of this letter agreement.

                                            Sincerely,

                                            --------------------------------
                                            Andrew H. Meyers
                                            Address:

                                            ORTHOSTRATEGIES, INC.

                                            By:
                                               -----------------------------
                                               Name:
                                               Title:
                                               Address:

                                            ORTHOSTRATEGIES ACQUISITION CORP.

                                            By:
                                               -----------------------------
                                               Name:
                                               Title:
                                               Address:

ACCEPTED AND AGREED:

--------------------------------
Greg Nelson
Address:


KANDERS & COMPANY, INC.

By:
   -----------------------------
   Name:
   Title:
   Address:


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